UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 31, 2020

Southern National Bancorp of Virginia, Inc.
(Exact name of registrant as specified in its charter)

Virginia	001-33037	20-1417448
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6830 Old Dominion Drive McLean, Virginia 22101
(Address of Principal Executive Offices) (Zip Code)

(703) 893-7400
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchanged on which registered
COMMON STOCK	SONA	NASDAQ

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 31, 2020, Southern National Bancorp of Virginia, Inc. (the “Company”) announced that Ms. Georgia S. Derrico is retiring from her position as Executive Chairman of the Board of each of the Company and its wholly-owned subsidiary, Sonabank, and that Mr. R. Roderick Porter is retiring from his position as Executive Vice Chairman of the Board of each of the Company and Sonabank, in each case effective as of March 31, 2020. Ms. Derrico and Mr. Porter will continue to serve as members of the boards of directors of each of the Company and Sonabank until the Company’s 2020 annual meeting of shareholders, which is currently expected to be held on May 21, 2020, at which point they will resign their director positions. The Company also announced that Mr. W. Rand Cook has been appointed to replace Ms. Derrico as non-executive Chairman of the boards of directors of each of the Company and Sonabank. A copy of the press release announcing such changes is attached hereto as Exhibit 99.1 and incorporated herein by reference.

In connection with their retirement, the Company entered into separation agreements with each of Ms. Derrico and Mr. Porter, pursuant to which each of Ms. Derrico and Mr. Porter will receive the separation benefits provided under the terms of their existing employment agreements with the Company, dated October 2, 2019, as if they had a qualifying termination under the Company’s Executive Severance Plan, with certain modifications. Specifically, Ms. Derrico and Mr. Porter will receive base salary continuation for twelve months (instead of six months as originally contemplated by their existing agreements) and continued payment of an amount equal to the employer-paid portion of the monthly COBRA premium for six months.  In addition, each of Ms. Derrico and Mr. Porter will be entitled to: (i) acceleration of vesting of her or his then-outstanding stock options and restricted shares; (ii) Company-provided access to a personal assistant in a manner consistent with past practice for three (3) years (instead of two (2) years) following their date of separation, provided that the dollar value attributed to the services provided by such personal assistant to Ms. Derrico and Mr. Porter may not exceed $60,000 for each and provided, further, that if the Company determines in its sole discretion that it is unable to provide Ms. Derrico and Mr. Porter with such access to a personal assistant at any time during the three years, then the Company will pay to each of them a lump sum cash payment equal to $60,000 per year for the remainder of the three-year period, pro-rated for partial calendar years; and (iii) acceleration of vesting of the normal retirement benefit under his or her supplemental executive retirement plan, dated as of April 2, 2018. In addition, the Company agreed to amend certain of Ms. Derrico’s and Mr. Porter’s stock options, as follows: (i) the lapse period with respect to options having an exercise price greater than $9.70 per share will be extended until the third anniversary of their date of separation; and (ii) the lapse period with respect to options with an exercise price equal to $9.14 per share will be extended until the second anniversary of their date of separation; provided that in each case, the option will not be extended beyond the original 10-year expiration date of the option.

The foregoing description of the separation agreements is only a summary and is qualified in its entirety by reference to the full text of the separation agreements, which will be filed as exhibits to the Company’s quarterly report on Form 10-Q for the period ending March 31, 2020.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit
Number	Description
99.1	Press release dated March 31, 2020.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SOUTHERN NATIONAL BANCORP OF VIRGINIA, INC.

	By:	/s/ Dennis J. Zember Jr.
March 31, 2020		Dennis J. Zember Jr.
President and Chief Executive Officer